Exhibit J
Cohen Fund Audit Services, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 44145-1524 www.cohenfund.com	440.835.8500 440.835.1093 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 15, 2009 on the financial statements of Hilliard-Lyons Government Fund, Inc., as of August 31, 2009 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Hilliard-Lyons Government Fund, Inc.’s Registration Statement on Form N-1A.

/s/ COHEN FUND AUDIT SERVICES, LTD.
COHEN FUND AUDIT SERVICES, LTD.
Westlake, Ohio
December 28, 2009

Registered with the Public Company Accounting Oversight Board